Exhibit 99.1

          Switch and Data Reports First Quarter 2007 Financial Results


    --  Reports 18% Increase in Revenues Over Same Quarter Prior Year

    --  Adjusted EBITDA, a Non-GAAP Measure, Increases 18% Over First
        Quarter 2006

    -- 857 Customers: Excellent Quarter for New Customers and Key Customer Expansions including 121 Media, NTT America and Time Warner Cable

    Business Editors/Technology Editors

    TAMPA, Fla.--(BUSINESS WIRE)--May 14, 2007--Switch & Data
Facilities Company, Inc. (NASDAQ:SDXC), a leading provider of network neutral interconnection and colocation services, today reported financial results for the three months ended March 31, 2007.

    For the three months ended March 31, 2007 total revenue increased 18% to $31.5 million from $26.6 million in the comparable period in 2006. Recurring revenue, which consists of colocation and interconnection services, was $29.8 million in first quarter 2007, an increase of 17% over the comparable period in 2006. The increase in recurring revenue was primarily due to the sale of services to new and existing customers.

    For the first quarter 2007, non-recurring revenue, representing one time installation fees and services, was $1.6 million, compared to $1.0 million in the prior year.

    Cost of revenues, excluding depreciation and amortization, for the three months ended March 31, 2007 was $16.5 million as compared to $14.5 million for the three months ended March 31, 2006. The increase in cost of revenues was primarily due to the expansion of the Company's facilities in several markets and increased demand for power. As a percent of revenue, cost of revenues in the first quarter of 2007 was 52%, an improvement from 54% in the same period of the prior year.

    For the three months ended March 31, 2007, sales and marketing costs were $3.8 million as compared to $3.1 million in the comparable quarter in 2006. The increase was due primarily to an increase in sales commissions due to revenue performance, wage expense due to increased headcount and stock based compensation expense.

    General and administrative expenses increased by $1.6 million for the three months ended March 31, 2007 to $3.9 million from $2.3 million for the three months ended March 31, 2006. The increase was due primarily to an increase in professional fees, stock compensation expense and costs related to being a public company. Stock based compensation expense recorded in general and administrative expense was $0.5 million in the first quarter of 2007. Total stock based compensation expense was $0.9 million in the first quarter of 2007.

    Depreciation and amortization was $6.2 million in first quarter 2007, up from $5.8 million in the same period of the prior year. The increase was attributable to expansion of the Company's facilities.

    Adjusted EBITDA, which is a non-GAAP measure, and which the Company defines as operating income from operations, plus depreciation and amortization, stock-based compensation expense and other non-cash items such as deferred rent and asset impairment, was $8.9 million in the first quarter of 2007 as compared to $7.5 million for the first three months of 2006. A reconciliation of adjusted EBITDA to operating income can be found at the end of this release.

    Results for first quarter 2007 included a $2.6 million lease litigation settlement expense and a $2.8 million loss from debt extinguishment. Excluding the impact of the non-recurring items:

    -- Income from operations would be $1.1, compared to $0.8 million in the same period in the prior year;

    -- Net loss would be ($1.2) million as compared to a net loss of ($2.3) million in first quarter 2006.

    Loss per common share was affected by a $225.8 million deemed preferred stock dividend recorded in connection with the corporate reorganization and accretion on preferred stock. A reconciliation of net income excluding one-time items can be found at the end of this release.

    Balance Sheet and Cash Flow

    The Company had cash and cash equivalents of $42.0 million on March 31, 2007. Total debt outstanding on March 31, 2007 was $39.5 million down from $144.2 million as of December 31, 2006.

    Keith Olsen, CEO and President commented, "We had an excellent first quarter. The success of our first quarter results can be measured by our financial and operating results. We ended the quarter with strong operating metrics. We won bigger deals, added more new logos than in any quarter in 2006, experienced increased demand from our existing customers, as well as growth in our interconnection services." Mr. Olsen further added, "The macro drivers in the industry continue to scale, and Switch and Data benefits from this industry growth."

    Business Outlook

    Switch and Data is reiterating its guidance for 2007. The Company expects total revenue to be approximately $127 million, with $122 million from recurring revenue.

    Adjusted EBITDA is expected to be approximately $40 million.
Adjusted EBITDA margins are projected to be approximately 32%.

    Capital expenditures for 2007 are estimated to be between $28 million and $30 million.

    Switch and Data does not provide forward-looking guidance for certain financial data, such as depreciation, amortization, net income
(loss) from operations, cash generated from operating activities and cash used in investing activities, and as a result, is not able to provide a reconciliation of GAAP to non-GAAP financial measures for forward-looking data. The Company intends to calculate the various non-GAAP financial measures in future periods consistent with the calculation method utilized for the three months ended March 31, 2007 as presented within this press release.

    A reconciliation between GAAP information and non-GAAP information contained in this press release can be found in the table immediately following the Consolidated Statements of Cash Flow as well as on the Company's website in the Investor Relations section.

    Conference Call Info

    The Company will host a conference call to discuss first quarter 2007 results on Monday, May 14, 2007 at 4:30 p.m. ET. To listen to the conference call live, please dial 1-888-396-2386 or 1-617-847-8712 (international callers) and reference Passcode 25298771. The conference call will be webcast and can be accessed from the Company's website at www.switchanddata.com under the Investor Relations section. A replay of the conference call will be available for one week beginning at 6:30 p.m. ET on Monday, May 14, 2007 until May 21, 2007. The replay can be accessed by calling 1-888-286-8010 or 1-617-801-6888 (international) and reference Passcode 60041494. In addition, the webcast will be archived on the Company's website at www.switchanddata.com.

    About the Company

    Switch and Data is a leading provider of Internet exchange and colocation services. Based in Tampa, Florida, Switch and Data operates one of the largest footprints of neutral Internet exchange and colocation facilities in North America serving more than 850 customers. Switch and Data's PAIX is recognized worldwide as the premier name in peering and Internet exchange services and is home to one of the largest commercial exchange points in North America. For more information, please visit http://www.switchanddata.com/.

    Forward-Looking Statements

    Certain statements herein are "forward-looking statements". Such forward-looking statements are not historical facts but instead reflect Switch and Data's current expectations or beliefs concerning future events and results of operations, many of which, by their nature, are inherently uncertain and outside of Switch and Data's control. It is possible that actual results may differ, possibly materially, from those anticipated in these forward-looking statements. The information set forth under the caption "Business Outlook" are forward-looking statements. Words such as expects, believes, estimates, anticipates and similar language indicate forward-looking statements. Further information concerning Switch and Data and its business, including factors that potentially could materially affect Switch and Data's financial results and conditions, as well as its other achievements, are contained in Switch and Data's filings with the Securities and Exchange Commission. Switch and Data does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.



                Switch & Data Facilities Company, Inc.
                 Consolidated Statement of Operations
                          ($000) (Unaudited)

                                            For the three months ended
                                                    March 31,
                                            --------------------------
                                                 2006          2007
                                            ------------  ------------

Revenues                                       $ 26,601     $  31,470

Costs and operating expenses:
 Cost of revenues, exclusive of depreciation
  and amortization                               14,480        16,496
 Sales and marketing                              3,145         3,817
 General and administrative                       2,305         3,884
 Depreciation and amortization                    5,796         6,163
 Lease litigation settlement                          -         2,600
 Asset impairment                                    52             -
                                            ------------  ------------

   Total costs and operating expenses            25,778        32,960
                                            ------------  ------------

    Operating income (loss)                         823        (1,490)
 Interest income                                     23           222
 Interest expense                                (2,769)       (2,608)
 Loss from debt extinguishment                        -        (2,809)
 Other income (expense), net                          3          (104)
                                            ------------  ------------
 Income (loss) from continuing operations
  before income taxes                            (1,920)       (6,789)
Provision for income taxes                          (33)          (12)
                                            ------------  ------------
 Loss from continuing operations                 (1,953)       (6,801)
 Income (loss) from discontinued operations        (378)          170
                                            ------------  ------------
   Net loss                                      (2,331)       (6,631)

Preferred stock accretions and dividends         (3,289)     (227,522)
                                            ------------  ------------
   Net loss, attributable to common
    shareholders                               $ (5,620)    $(234,153)
                                            ============  ============


Loss per share - basic and diluted:
     Continuing operations, attributable to
      common shareholders                      $  (0.05)    $   (3.61)
     Discontinued operations                      (0.00)            -
                                            ------------  ------------
          Net loss, attributable to common
           shareholders                        $  (0.05)    $   (3.61)
                                            ============  ============

Weighted average shares outstanding             107,638        64,937




                Switch & Data Facilities Company, Inc.
                 Condensed Consolidated Balance Sheet
                          ($000) (Unaudited)

                                             December 31,   March 31,
                                                  2006         2007
                                             ------------  -----------
Assets
 Cash and cash equivalents                         3,671       42,021
 Current assets                                    8,735       10,352
 Long-term assets                                139,650      134,300
                                             ------------  -----------
      Total assets                             $ 152,056    $ 186,673
                                             ============  ===========

 Liabilities, Preferred Stock and
  Stockholders' Equity (Deficit)

  Current liabilities                          $  16,261    $  21,495
  Current portion of long-term debt                4,125        2,250
  Other long-term liabilities                     11,785       12,242
  Long-term debt, less current portion           140,031       37,251
                                             ------------  -----------
      Total liabilities                          172,202       73,238

 Series C redeemable preferred stock              14,376            -
 Series B convertible preferred stock            179,798            -

 Commitments and contingencies
 Stockholders' equity (deficit)
  Common stock - Successor                             -            3
  Common stock - Predecessor                           4            -
  Series B common stock                                7            -
  Series D-2 preferred stock                           5            -
  Unearned stock compensation                       (137)        (102)
  Additional paid in capital                           -      336,047
  Accumulated deficit                           (214,971)    (223,336)
  Accumulated other comprehensive income             772          823
                                             ------------  -----------
      Total stockholders' equity (deficit)      (214,320)     113,435
                                             ------------  -----------
      Total liabilities, preferred stock and
       stockholders' equity (deficit)          $ 152,056    $ 186,673
                                             ============  ===========




                Switch & Data Facilities Company, Inc.
            Condensed Consolidated Statement of Cash Flows
                          ($000) (Unaudited)

                                            For the three months ended
                                                    March 31,
                                            --------------------------
                                                 2006          2007
                                            ------------   -----------

Cash flows from operating activities
Net loss                                      $  (2,331)    $  (6,631)
Adjustments to reconcile net loss to net
 cash provided by operating activities
 Depreciation                                     3,852         4,348
 Amortization of debt issuance costs                209           157
 Amortization of other intangible assets          1,957         1,805
 Stock compensation expense                          68           913
 Loss on debt extinguishment                          -         2,359
 Provision for bad debts, net of recoveries         240            42
 Deferred rent                                      536           222
 Change in fair value of derivative asset
  and derivative liability                         (817)          256
 Asset impairment                                   403             -
 Loss on disposal of fixed assets                     -            24
 Changes in operating assets and
  liabilities, net of acquired amounts               (8)        4,220
                                            ------------   -----------
      Net cash provided by operating
       activities                                 4,109         7,715
                                            ------------   -----------
Cash flows from investing activities
Purchase of property and equipment, and
 other                                           (7,735)       (5,931)
                                            ------------   -----------
      Net cash used in investing activities      (7,735)       (5,931)
                                            ------------   -----------
Cash flows from financing activities
Principal payments under long-term debt             (63)     (104,655)
Public offering costs                                 -        (1,024)
Proceeds from initial public offering                 -       142,290
Debt issuance and amendment costs                     -           (55)
                                            ------------   -----------
      Net cash provided by (used in)
       financing activities                         (63)       36,556
                                            ------------   -----------
Net increase (decrease) in cash and cash
 equivalents                                     (3,689)       38,340
Effect of exchange rate changes on cash              (3)           10
Cash and cash equivalents
Beginning of the period                          10,417         3,671
                                            ------------   -----------
End of the period                             $   6,725     $  42,021
                                            ============   ===========




                    Additional Company Information
----------------------------------------------------------------------

                                        Three Months Ended
                                             March 31,
                             -----------------------------------------
                                    2006                 2007
                             -------------------- --------------------

                             ($000)  As % of Rev. ($000)  As % of Rev.
                             ------- ------------ ------- ------------
Revenue
-----------------------------
Colocation                   15,441      58%      18,917      60%
Interconnection              10,117      38%      10,916      35%
                             ------- ------------ ------- ------------
Recurring Total              25,558      96%      29,833      95%
Non-recurring                 1,043       4%       1,637       5%
                             ------- ------------ ------- ------------
      TOTAL                  26,601      100%     31,470      100%
                             ======= ============ ======= ============




                                                       As of March 31,
                                                       ---------------
                                                        2006    2007

                         Number of customers              794     857
                         Number of cross connects      16,602  18,194
                         Cabinet equivalents billed     5,127   5,987
                         Utilization rate                  65%     67%




                                                    Three Months Ended
                                                        March 31,
                                                    ------------------
                                                      2006      2007
                         New Sales
                         --------------------------
                         Monthly Recurring Revenue*  $  658    $  896
                         Non-recurring Revenue **    $  809    $1,617
                                                    --------  --------
                                   TOTAL             $1,467    $2,513
                                                    ========  ========

    *Monthly recurring revenue represents new service agreements entered into by new and existing customers during the given quarter. Revenue from these agreements will recur monthly over the life of the agreement.

    **Non recurring revenue represents the one-time installation fees associated with new service agreements. These one-time fees are billed to customers upon completion of the installation service and such revenue is recognized on a straight-line basis over the life of the agreement.

                         GAAP RECONCILIATIONS
----------------------------------------------------------------------
        Reconciliation of Net Income, excluding one-time items

                                         For the three months ended
                                       -------------------------------
                                       March 31, 2006   March 31, 2007
                                       --------------  ---------------

Operating income (loss)                     $    823        $  (1,490)
Lease litigation expense                           -            2,600
                                       --------------  ---------------
Operating income, excluding the impact
of non-recurring items.                     $    823        $   1,110
                                       ==============  ===============


                                         For the three months ended
                                       -------------------------------
                                       March 31, 2006   March 31, 2007
                                       --------------  ---------------

Net loss                                    $ (2,331)       $  (6,631)
Lease litigation expense                           -            2,600
Loss from debt extinguishment                      -            2,809
                                       --------------  ---------------
Net loss, attributable to common
 shareholders, excluding the impact of
 non-recurring items                        $ (2,331)       $  (1,222)
                                       ==============  ===============

                    Adjusted EBITDA Reconciliation

    The following is a reconciliation of the Company's operating income (loss) for the three month periods ended March 31, 2006 and March 31, 2007 to Adjusted EBITDA.

    Switch and Data uses Adjusted EBITDA:

    -- As measurements of operating performance because they assist management in comparing the results on a consistent basis as they remove the impact of items not directly resulting from operations;

    -- For planning purposes, including the preparation of its internal annual operating budget;

    --  To establish targets for certain management compensation; and

    -- To evaluate the Company's capacity to incur and service debt, fund capital expenditures and expand the business.

    Adjusted EBITDA as calculated by the Company is not necessarily comparable to similarly titled measures used by other companies. In addition, Adjusted EBITDA: (a) does not represent net income or cash flows from operating activities as defined by GAAP; (b) is not necessarily indicative of cash available to fund the Company's cash flow needs; and (c) should not be considered as alternatives to net income, operating income, cash flows from operating activities or the Company's other financial information as determined under GAAP.

    The Company prepares Adjusted EBITDA by adjusting EBITDA to eliminate the impact of a number of items that it does not consider indicative of its core operating performance. Investors are encouraged to evaluate each adjustment and the reasons the Company considers them appropriate. As an analytical tool, Adjusted EBITDA is subject to all of the limitations applicable to EBITDA. In addition, in evaluating Adjusted EBITDA, investors should be aware that in the future the Company may incur expenses similar to the adjustments in this presentation. Switch and Data's presentation of Adjusted EBITDA should not be construed as an implication that its future results will be unaffected by unusual or non-recurring items.

                                            For the Three Months Ended
                                            --------------------------
                                            Mar 31, 2006  Mar 31, 2007
                                            ------------- ------------
Operating income (loss)                         $    823    $  (1,490)
Depreciation and amortization                      5,796        6,163
Asset impairment                                      52            -
Lease litigation settlement accrual                    -        2,600
Deferred rent expense, non-cash (1)                  630          388
Loss on disposal of fixed assets (2)                   -           24
Stock-based compensation expense (3)                  68          913
Legal expenses for real estate litigation
 (4)                                                 165          328
                                            ------------- ------------
Adjusted EBITDA                                 $  7,534    $   8,926
                                            ============= ============


Footnotes:
-------------------------------------------
(1) Rent is accrued as a straight-line expense that incorporates future lease cost escalations. The Deferred rent line item on the Statement of Cash Flows accounts for the difference between cash paid for rent and accrued rent expense for the period. The 1st Quarter 2007 amount is $165 higher than the Statement of Cash Flows to account for discontinued operations deferred rent.
(2) Loss on disposal of fixed assets is a non-cash expense that can be found on the Statement of Cash Flows.
(3) Stock compensation expense is a non-cash accrued expense to the company that can be found on the Statement of Cash Flows.
(4) We have incurred legal expenses for lawsuits brought by several landlords for alleged breaches of lease agreements. These expenses are included in the General and administrative line item of our Statement of Operations.

    CONTACT: Switch & Data Facilities Company, Inc.
             Investor Relations:
             Kathleen Heaney, 203-803-3585
             ir@switchanddata.com
             or
             Media:
             Brian Ruby, 203-682-8268
             pr@switchanddata.com